Exhibit 99.1

For more information:
Investors
Fleishman-Hillard
Nina Ferrari
415/318-4286
or
Marie Villalba
415/318-4254

FOR IMMEDIATE RELEASE

VIVUS Reports Third Quarter and Nine Month Financial Results

MOUNTAIN VIEW, Calif. (October 20, 2004) — VIVUS, Inc. (Nasdaq NM: VVUS), today announced third quarter and nine months ended September 30, 2004 financial results.

For the three months ended September 30, 2004, VIVUS’ total revenues increased to $4.3 million from the $3.2 million reported in the three months ended June 30, 2004. Total revenues for last year’s third quarter were $5.5 million (not including $5.0 million in other revenue due to the settlement of the Janssen arbitration claim). The net loss for the 2004 third quarter was ($4.9) million, or ($0.13) per share, compared to net income of $3.9 million, or $0.10 per share, in the same prior year period. Net income in the third quarter of 2003 was principally due to $5.0 million in other revenue due to the settlement of the Janssen arbitration claim. Clinical activities related to the Company’s four primary development programs increased during the third quarter of 2004 as compared to the same period last year.

At September 30, 2004, VIVUS had cash, cash equivalents and available-for-sale securities of $34.1 million, as compared to $48.3 million at December 31, 2003. Net cash used during the quarter was $4.1 million. During the first quarter of 2004, the Company signed an agreement for a line of credit with Tanabe Seiyaku Co., Ltd. This facility allows VIVUS to borrow up to $8.5 million to be used for development of avanafil, a treatment for erectile dysfunction. As of the end of the third quarter, borrowing against this facility totaled $2.2 million.

“The third quarter was a positive one for VIVUS. All of VIVUS’ clinical programs advanced as expected during the third quarter and we were pleased to initiate the Phase 3 study of ALISTA for Female Sexual Arousal Disorder in early September. We continue to expect to initiate Phase 3 studies with Estradiol MDTS® during the fourth quarter of this year,” said Leland Wilson, president and CEO of VIVUS. “Phase 3 studies with avanafil and Testosterone MDTS® are expected to be initiated during the first half of 2005.”

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VIVUS Third Quarter Financial Results
October 20, 2004

For the nine months ended September 30, 2004, VIVUS sales totaled $9.5 million compared to $13.4 million reported for the nine months ended September 30, 2003 (not including $5.0 million in other revenue due to the settlement of the Janssen arbitration claim). The net loss for the first nine months of 2004 was ($20.7) million, or ($0.54) per share compared to ($2.2) million, or ($0.06) per share in the same prior year nine-month period.

About VIVUS
VIVUS Inc. is a pioneer in the research and development of proprietary products to restore sexual function for men and women. VIVUS’ current product pipeline includes four products in late stage clinical development. For women, VIVUS has initiated its Phase 3 program with ALISTA™ for sexual arousal disorder, and will enter Phase 3 studies with testosterone and estradiol for the treatment of sexual desire disorder and menopausal syndrome via its novel Metered Dose Transdermal Spray (MDTS®). The MDTS system is a next generation, patient-preferred transdermal drug delivery technology that delivers drugs through the skin safely and non-invasively. For men, VIVUS is developing avanafil for erectile dysfunction in a Phase 2 program. VIVUS currently markets MUSE® in the US for the treatment of erectile dysfunction. For more information on clinical trials, products and corporate goals, please visit the Company’s web site at www.vivus.com.

        Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2003 and periodic reports filed with the Securities and Exchange Commission.

Financial Tables Follow

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VIVUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED

	SEPTEMBER 30	SEPTEMBER 30	SEPTEMBER 30	SEPTEMBER 30
	2004	2003	2004	2003

	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)
Revenue
United States product	$4,017	$4,443	$7,357	$11,212
International product	666	1,426	2,778	3,264
Other	—	5,033	—	5,033
Returns provision	(352)	(372)	(660)	(1,062)

Total revenue	4,331	10,530	9,475	18,447
Cost of goods sold	2,634	3,002	7,238	8,210

Gross profit	1,697	7,528	2,237	10,237

	1,697	7,528	2,237	10,237
Operating expenses:
Research and development	3,856	1,821	14,629	5,951
Selling, general and administrative	2,863	2,255	8,685	7,319

Total operating expenses	6,719	4,076	23,314	13,270

(Loss) income from operations	(5,022)	3,452	(21,077)	(3,033)
Interest and other income:
Interest income	155	177	471	537
Gain on disposal of property and equipment	—	20	1	19
Foreign exchange (loss) gain	(2)	5	5	15
Interest expense	(48)	—	(91)	—

(Loss) income before benefit (provision) for income taxes	(4,917)	3,654	(20,691)	(2,462)
Benefit (Provision) for income taxes	—	219	(5)	219

Net (loss) income	$(4,917)	$3,873	$(20,696)	$(2,243)

Net (loss) income per share:
Basic	$(0.13)	$0.10	$(0.54)	$(0.06)
Diluted	$(0.13)	$0.10	$(0.54)	$(0.06)
Shares used in per share computation:
Basic	38,048	37,653	37,986	35,263
Diluted	38,048	38,064	37,986	35,263

VIVUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

ASSETS

	SEPTEMBER 30	DECEMBER 31
	2004	2003 *

	(UNAUDITED)
Current assets:
Cash and cash equivalents	$5,960	$13,097
Available-for-sale securities	23,362	21,488
Accounts receivable, net	3,053	2,623
Inventories, net	3,316	3,109
Prepaid expenses and other assets	1,707	1,108

Total current assets	37,398	41,425
Property and equipment, net	6,863	8,220
Restricted cash	3,324	3,324
Available-for-sale securities, non-current	4,797	13,763

Total assets	$52,382	$66,732

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,483	$2,917
Accrued and other liabilities	10,458	8,409

Total current liabilities	12,941	11,326
Notes payable	2,205	—
Accrued and other long-term liabilities	5,894	4,171

Total liabilities	21,040	15,497

Stockholders’ equity:
Preferred stock; $1.00 par value; shares authorized 5,000; shares issued and
outstanding - 0 at September 30, 2004 and December 31, 2003	—	—

Common stock; $.001 par value; shares authorized 200,000; shares issued and outstanding - 38,048 at September 30, 2004, and 37,788 at
December 31, 2003	38	38
Additional paid-in capital	152,980	152,093
Accumulated other comprehensive (loss) income	(20)	64
Accumulated deficit	(121,656)	(100,960)

Total stockholders’ equity	31,342	51,235

Total liabilities and stockholders’ equity	$52,382	$66,732

  The Condensed Consolidated Balance Sheet at December 31, 2003 has been derived from the Company’s audited financial statements at that date.

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